SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 1, 2005

CLARKSTON FINANCIAL CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation) 6600 Highland Road, Suite 24 Waterford, Michigan (Address of principal executive office)	333-63685 (Commission File Number)	38-3412321 (IRS Employer Identification no.) 48327 (Zip Code)

Registrant’s telephone number,
including area code: (248) 625-8585

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        Effective December 1, 2005, Mr. J. Grant Smith was elected President and Chief Operating Officer of Clarkston Financial Corporation and Mr. James W. Distelrath was elected Chief Financial Officer of Clarkston Financial Corporation.

        Mr. Smith has served as Chief Financial Officer of Clarkston Financial Corporation and Clarkston State Bank since December 2001. Prior to December 2001 Mr. Smith served as Executive Vice President and Chief Financial Officer for New Century Bancorp.

        Mr. Distelrath has served as Vice President and Corporate Controller since November 2004. Prior to November 2004 Mr. Distelrath served as Senior Vice President and Treasurer of Paramount Bank.

        The Corporation has previously entered into an individual severance benefit agreement with Mr. Smith. This agreement provide severance benefits if the executive’s employment is terminated without cause within two years after a change-in-control or within six (6) months before a change-in-control of the Corporation. Severance benefits will not be payable if the Corporation terminates his employment for cause or if he resigns for reasons other than a substantial change in the terms or conditions of his employment. Mr. Smith may resign as a result of a substantial change in the terms or conditions of his employment after a change-in-control and retain the benefits provided under the agreement. This agreement provides a severance benefit of a lump sum payment equal to one year’s salary and incentive bonus and continuation of benefits coverage for two years.

        Neither Mr. Smith nor Mr. Distelrath are parties to any related party transactions with Clarkston Financial Corporation or Clarkston State Bank.

Item 9.01.	Financial Statements and Exhibits.

Exhibit

99.1       Press release dated December 6, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 6, 2005	CLARKSTON FINANCIAL CORPORATION (Registrant) By: /s/ J. Grant Smith —————————————— J. Grant Smith President and Chief Operating Officer

EXHIBIT INDEX

99.1	Press Release dated December 6, 2005.